August 5, 2009

Board of Directors
OxySure Systems, Inc.
10880 John W. Elliot Drive, Suite 600
Frisco, Texas 75034

Re:     Registration Statement on Form S-1 of OxySure Systems, Inc.

Dear Directors:

You have requested our opinion, as special counsel to OxySure Systems, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"), as amended, as to the legality of a total of 29,426,406 (the "Shares") of common stock of the Company which are being registered in the Registration Statement and which consist of the following:

(i)	15,624,816 shares of common stock, par value $0.0004 per share, offered by selling shareholders;
(ii)	5,000,000 shares of company stock, par value $0.0004 per share, offered by the Company in a direct primary offering;
(iii)	3,126,434 shares of Series A Convertible Preferred Stock, par value $0.0005 per share (convertible into 3,814,249 shares of common stock);
(iv)	2,765,347 shares of common stock, par value $0.0004, underlying warrants; and
(v)	2,221,994 shares of common stock, par value $0.0004, underlying options.

As special counsel to the Company in connection with the registration statement, we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

    1. Articles of Incorporation and any amendments thereto;
    2. Bylaws and any amendments thereto;
    3. The Prospectus, which is included in the Company's Form S-1 Registration Statement;

OxySure Systems, Inc.
August 5, 2009

    4. The Company's resolutions of the Board of Directors authorizing the issuance of the Shares; and
    5. Such other corporate documents and matters as we have deemed necessary to render the following opinion.

In rendering our opinion, we have relied upon, with the consent of the Company and its members, (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters and (ii) assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents and have relied upon such information and representations in expressing our opinion.

We are providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Act for filing as Exhibit 5 to the Registration Statement. The opinions herein are limited to the Federal laws of the United States of America and the law of the State of Delaware, including all applicable provisions of the Constitution of the State of Delaware, statutory provisions of the State of Delaware and reported judicial decisions of the courts of the State of Delaware interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares of common stock, when distributed and sold in the manner referred to in the Registration Statement, will constitute validly authorized and legally issued Shares, fully paid and non-assessable.

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement.

Sincerely,

HARRISON LAW, P.A.